Exhibit 99.1

Emclaire Financial Corp. Announces Second Quarter and Year to Date
2003 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--July 17, 2003--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $625,000 or $0.47 per share for the three months ended June 30, 2003. Net income for the quarterly period increased $95,000 or 17.9%, as compared to net income of $530,000 or $0.40 per share for the quarter ended June 30, 2002. The Corporation's annualized return on average assets and equity were 1.00% and 10.69%, respectively, for the three months ended June 30, 2003, versus 0.95% and 9.75%, respectively, for the same period in the prior year.
    Net income for the six-month period ended June 30, 2003 was $1.2 million or $0.88 per share versus $1.0 million or $0.76 per share for the same period in the prior year. This $155,000 or 15.3% increase in earnings resulted in an annualized return on average assets and equity of 0.96% and 10.16%, respectively, for the current year to date period.
    The Corporation's improved operating results for the quarterly and year to date periods can be attributed to increased noninterest income and a reduction in the provision for loan losses along with the containment of noninterest expenses as balance sheet growth has continued.
    During the first half of 2003, total assets increased
$15.6 million or 6.6% to $254.2 million from $238.6 million. Loans receivable and investment securities increased $7.3 million and $7.6 million, respectively, between year-end 2002 and June 30, 2003, while customer deposits increased $9.8 million or 4.8% during the period to $214.2 million at June 30, 2003. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at June 30, 2003 of $22.8 million or approximately 9.0% of total assets.
    As market interest rates have declined and remained historically low, the Corporation has maintained an interest rate spread in excess of 3.70% on a taxable equivalent basis. Net interest income decreased slightly between the first half of 2003 versus the first half of 2002 as a result of the collection of $93,000 of interest in the first quarter of 2002 due to the payoff of a previously non-performing commercial real estate loan. Excluding consideration of this payment, net interest income would have increased $62,000 or 1.3% on a taxable equivalent basis. In addition, in September 2002 the Corporation deployed funds totaling $4.0 million in bank-owned life insurance where resulting earnings are classified as noninterest income attributing to the aforementioned increase in noninterest income. For the second quarter of 2003, net interest income increased $8,000 on a taxable equivalent basis versus the same quarter in the prior year.
    David L. Cox, Chairman of the Board, President and Chief Executive Officer, noted that the compression in the Corporation's interest rate spread between the 2003 and 2002 periods has been effectively offset by expansion of the balance sheet as the volume of earning assets, fueled by continued deposit growth, has served to stabilize and improve net interest income. Management has been employing and will continue to explore asset liability management techniques to mitigate this margin compression, which is being experienced industry wide.
    Average interest earning assets increased $18.9 million or 9.0% to $228.6 million for the six months ended June 30, 2003, compared to $209.8 million for the same period in the prior year. Contributing to the increase in average earning assets were increases in average loans receivable and securities during the first half of 2003 versus the same period last year. This increase can be attributed to continued loan growth as a result of steady market demand, particularly with consumer home equity and commercial loan products. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into safe, sound marketable securities where optimal yields can be realized in the current interest rate environment. During the first half of 2003, the yield on interest earning assets decreased 75 basis points to 6.43% for 2003 versus 7.18% for the same period in 2002.
    Increased customer deposits funded loan and security portfolio growth as average deposits increased $16.6 million or 8.6% to $209.4 million for the six months ended June 30, 2003 versus
$192.9 million for the same period in the prior year. The Corporation's cost of funds decreased 40 basis points to 2.22% for the first six months of 2003 versus 2.62% for the same period in 2002.
    Also contributing to the improved earnings for the quarterly and year to date periods were increases in noninterest income and the containment of operating expenses. During the first six months of 2003 versus the same period in 2002, the Corporation realized increased noninterest income due in part to increased service fee income of $48,000 coupled with security and loan sale gains of $55,000 and $18,000, respectively. Also contributing to increased noninterest income was earnings on bank owned life insurance totaling $117,000 for the first half of 2003. For the first six months of 2003 versus 2002, noninterest expenses increased less than 1.0%, while the balance sheet grew by more than 5.0%.
    Mr. Cox stated that, "We continue to aggressively control operating expenses while we manage the Corporation's asset/liability mix, interest rate spread, credit quality and capital levels. During 2003 we have selectively realized security gains primarily to mitigate risk in the Bank's investment portfolio and enhance earnings in this difficult economic environment. In June 2003, we purchased $1.3 million of the Corporation's common stock. These purchases are part of the Corporation's efforts to monitor equity levels while maintaining sound credit quality and keeping operating expenses stable during this period of continued growth for the Bank."
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".
    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.



               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                 Three month period  Six month period
                                   ended June 30,     ended June 30,
                                   2003      2002     2003     2002
                                 --------- -------- -------- ---------

Interest income                    $3,539   $3,655   $7,084    $7,336
Interest expense                    1,207    1,290    2,424     2,578
                                 --------- -------- -------- ---------
  Net interest income               2,332    2,365    4,660     4,758
Provision for loan losses              75       90      150       201
Noninterest income                    469      342      852       639
Noninterest expense                 1,898    1,868    3,817     3,783
                                 --------- -------- -------- ---------

  Net income before provision for
   income taxes                       828      749    1,545     1,413
Provision for income taxes            203      219      377       400
                                 --------- -------- -------- ---------
Net income                           $625     $530   $1,168    $1,013
                                 ========= ======== ======== =========

Net income per share                $0.47    $0.40    $0.88     $0.76
Dividends per share                 $0.21    $0.19    $0.42     $0.38

Return on annualized average assets  1.00%    0.95%    0.96%     0.92%
Return on annualized average equity 10.69% 9.75% 10.16% 9.45% Yield on average interest-earning
 assets                              6.26%    7.02%    6.43%     7.18%
Cost of average interest-bearing
 liabilities                         2.57%    3.06%    2.63%     3.10%
Net interest margin                  4.19%    4.59%    4.29%     4.70%


CONSOLIDATED FINANCIAL CONDITION DATA:
                                                  As of      As of
                                                 06/30/03   12/31/02
                                                ---------- ----------

Total assets                                     $254,206   $238,577
Cash and equivalents                                7,049      7,716
Securities                                         56,316     48,748
Loans                                             176,843    169,557
Deposits                                          214,227    204,425
Borrowed funds                                     15,225     10,000
Stockholders' equity                               22,835     22,680

Book value per share                               $17.80     $17.02

Net loans to deposits                               82.55%     82.94%
Allowance for loan losses to total loans             0.95%      0.93%
Earning assets to total assets                      94.25%     94.68%
Stockholders' equity to total assets                 8.98%      9.51%
Shares common stock outstanding                 1,282,835  1,332,835

    CONTACT: Emclaire Financial Corp., Emlenton
             David L. Cox or William C. Marsh, 724-867-2311